EXHIBIT 23.2

The Board of Directors

Winmark Corporation:

We hereby consent to the incorporation by reference in this form S-8 Registration Statement of our report dated February 6, 2004, on the consolidated financial statements of Winmark Corporation (the “Registrant”), which report and statements appear, or are incorporated by reference, in the Registrant’s annual Report on Form 10-K for the year ended December 27, 2003.

(signed) KPMG LLP

Minneapolis, Minnesota
November 9, 2004